Exhibit 5.1

15 January 2021	Our Ref: JT/MK/A6231-S11612

ASLAN Pharmaceuticals Limited

Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Sirs

ASLAN Pharmaceuticals Limited

We have acted as Cayman Islands legal advisers to ASLAN Pharmaceuticals Limited (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) and the prospectus contained therein (as amended and supplemented from time to time) (the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 13,340,712 ordinary shares of a nominal or par value of US$0.01 each of the Company (“Ordinary Shares”) issuable pursuant to the Company’s 2014 Employee Share Option Scheme Plan (the “2014 Plan”), 501,167 Ordinary Shares issuable pursuant to the Company’s 2017 Employee Option Plan 1 (the “2017 Plan”), and 20,676,974 Ordinary Shares issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan” and together with the 2014 Plan and the 2017 Plan, the “Plans, and all such Ordinary Shares issuable pursuant to the Plans, the “Shares”). The Registration Statement (including the Prospectus) provides for the registration by the Company of American Depositary Shares (the “ADSs”) representing the Shares. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Walkers	Page 2

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The authorised share capital of the Company is currently US$5,000,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.01 each.

3.

The issue and allotment of the Shares underlying the ADSs pursuant to the Registration Statement and the Prospectus, has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and the Prospectus, and when appropriate entries have been made in the Register of Members of the Company, the Shares to be issued by the Company will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Singapore) Limited Liability Partnership

Walkers (Singapore) Limited Liability Partnership

Walkers	Page 3

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 23 June 2014, the Tenth Amended and Restated Memorandum and Articles of Association as adopted on 16 November 2020 by special resolution passed on 4 September 2020 (the “Memorandum and Articles”) and the Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A copy of a Certificate of Good Standing dated 9 December 2020 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.

Copies of executed minutes of meetings of the Board of Directors of the Company dated, respectively, 10 September 2018, 7 November 2018, 6 January 2019, 26 April 2019, 13 May 2019, 30 September 2019, 4 October 2019, 17 July 2020, 7 September 2020 and 10 December 2020 setting out the resolutions adopted at each such meeting.

4.	A certificate from a director of the Company dated 15 January 2021 (the “Director’s Certificate”).

5.	The Registration Statement.

6.	The Prospectus.

Walkers	Page 4

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

3.	The Director’s Certificate is true and correct as of the date hereof.

Walkers	Page 5

SCHEDULE 3

QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.